EXHIBIT 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement (No. 333-185695) on Form S-1 of Equinox Frontier Funds of our report dated April 28, 2015, relating to our audit of the statement of financial condition of Equinox Fund Management, LLC as of December 31, 2014, which was included in the Report on Form 8-K filed by Equinox Frontier Funds on April 29, 2015.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey LLP

Denver, Colorado
April 29, 2015